Exhibit 10.3

EXAR CORPORATION CORPORATE GOVERNANCE PRINCIPLES

Adopted: March 20, 2003

Amended: March 25, 2004, October 27, 2005, July 19, 2006, September 7, 2006 and September 14, 2010

A.	Composition and Selection of the Board

1.	Role and Responsibility of the Board

2.	Size of the Board

3.	Independence of Directors

4.	Chairman of the Board; Lead Director

5.	Selection of New Director Candidates

6.	Board Membership Criteria

7.	Term and Term Limits

8.	Majority Voting

9.	Retirement Policy

10.	Director with Significant Job Changes

11.	Board Compensation

12.	Other Boards and Committees

B.	Board Meetings

1.	Scheduling of Board Meetings and Selection of Agenda Items

2.	Board Materials Distributed in Advance

3.	Board Presentations and Access to Executive Management

4.	Independent Director Sessions

5.	Outside Advisors

6.	Access to Employees and Facilities

C.	Board Committees

1.	Number and Structure of Committees

2.	Committee Member Selection

3.	Assignment and Rotation of Committee Members

4.	Frequency and Length of Committee Meetings

D.	Performance Evaluations; Succession Planning; Leadership Development

1.	Evaluation of Chief Executive Officer and Executive Officers

2.	Assessing Board and Board Committee Performance

3.	Executive Management Development and Succession Planning

4.	Director Orientation and Education

E.	Responsibilities of Directors

1.	Ethics

2.	Conflicts of Interest

3.	Confidentiality

4.	Board Interaction with Individual Investors, Press, Customers, etc.

5.	Attendance at Stockholder Meetings

6.	Non-Employee Director Stock Ownership Requirements

F.	Responsibilities of Executive Management

1.	Executive Stock Ownership Guidelines

2.	Financial Reporting, Legal Compliance and Ethical Conduct

G.	Other Matters

1.	Disclosure of Corporate Governance Principles

2.	Communications with Directors

3.	Review of Corporate Governance Documents

The following principles have been approved by the Board of Directors (the “Board”) and, along with the bylaws and charters of the board committees, provide the framework for the governance of Exar Corporation (the “Company”). The Board will review these principles and other aspects of the Company’s governance at least annually, or more often if deemed necessary or advisable.

A.	Composition and Selection of the Board

1.	Role and Responsibility of the Board. The Board, which is elected annually by the stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects the executive management team, which is charged with the lawful conduct of the Company’s business. Having selected the executive management team, the Board acts as an advisor and counselor to executive management and ultimately monitors its performance. In addition to its general oversight and counseling of management, the Board or a committee of the Board performs a number of specific functions, including: selecting, evaluating and compensating the Chief Executive Officer and other executive officers and overseeing Chief Executive Officer succession planning; providing counsel and oversight on the succession planning for executive management; reviewing, monitoring and approving fundamental financial and business strategies and material corporate actions; assessing business risks facing the Company and reviewing options for mitigation; and ensuring processes are in place for maintaining the integrity of the Company’s financial statements and other public disclosures and compliance with law and ethics.

2.	Size of the Board. The Company’s Bylaws provide that the Board sets the number of Directors. It is the Company’s policy that the number of Directors not exceed a number that can function efficiently as a body. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and the Chief Executive Officer, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board.

3.	Independence of Directors. It is the Company’s policy that a majority of the Directors will not be current employees of the Company, will be free from any relationship that might interfere with the exercise of independent judgment in the performance of Director responsibilities and will otherwise meet appropriate and/or required standards of independence. The Board evaluates the independence of incumbent Directors and candidates for election to the Board. In determining independence, the Board considers the independence requirements of the Securities Exchange Act of 1934, NASDAQ Rule 5600 and any other regulatory authority as well as other factors that contribute to effective oversight and decision making by the Board.

4.	Chairman of the Board; Lead Director. The Company’s Bylaws provide that the Directors may elect a Chairman of the Board from among the Directors. The Company’s policy as to whether the role of the Chairman of the Board and Chief Executive Officer should be separate is to adopt the practice that best serves the stockholders’ interests and the Company’s needs at any particular time. The Chairman of the Board shall have the role and responsibilities described in the Company’s Bylaws. The Chairman of the Board shall be considered the Lead Director; however, if the Chairman of the Board is not an independent Director, one of the independent Directors will be designated the Lead Director. The Lead Director will establish the agenda for and chair any non-employee Director and any independent Director sessions and may periodically schedule or conduct separate meetings of the non-employee Directors and the independent Directors.

5.	Selection of New Director Candidates. The Corporate Governance and Nominating Committee identifies and considers candidates to fill new positions created by expansion of the Board and vacancies that occur by resignation, by retirement or for any other reason. The Corporate Governance and Nominating Committee makes recommendations to the Board concerning the composition of the Board including consideration of its size, appropriate skills and characteristics required of Board members in the context of the then-current make-up of the Board, and an individual’s qualifications for membership. Nominations to the Board may also be submitted to the Corporate Governance and Nominating Committee by the Company’s stockholders, following the procedures set forth in the Company’s Bylaws.

6.	Board Membership Criteria. The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and who do not have professional commitments that might otherwise unreasonably interfere with the demands and duties needed to fully consider Company related matters or that might conflict with the Company’s interests. Characteristics expected of all Directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. Directors should have or have had experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are or were affiliated, and be selected based upon contributions and guidance they can provide. In evaluating the suitability of individual board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of our business; educational and professional background and experience; personal accomplishment; and geographic, gender, age, and ethnic diversity. A candidate’s qualifications are assessed within the context of the Company’s needs at that point in time as well as anticipated requirements. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that has the skills necessary to further the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.

7.	Term and Term Limits. Directors are elected to one year terms. The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, term limits hold the disadvantage of losing the unique perspective of Directors who have been able to develop, over a period of time, increasingly effective insight into the Company, its business and its operations and, therefore, provide more meaningful contribution to the Board as a whole. The Corporate Governance and Nominating Committee reviews each Director’s performance on the Board prior to the Director’s nomination for reelection to the Board.

8.	Majority Voting. Any person elected as a Director with less than a majority of the votes cast in an uncontested election shall immediately tender his or her resignation to the Board for its consideration. The Board will evaluate whether the Board should accept the resignation based on a review of whether the individual continues to satisfy the Board’s membership criteria in light of such circumstances and may accept or reject such resignation as it shall deem appropriate and in the best interests of the Company and its stockholders.

9.	Retirement Policy. It is the general policy of the Board not to nominate persons to serve on the Board after they have reached the age of 70, provided that the Board may waive this policy if it deems such a nomination to be in the best interests of the Company and its stockholders. In addition, Directors shall submit their resignation for the Board’s consideration upon reaching the age of 70. The Board will evaluate whether the Board should accept the resignation based on a review of whether the individual continues to satisfy the Board’s membership criteria in light of such circumstances and may accept or reject such resignation as it shall deem appropriate and in the best interests of the Company and its stockholders.

10.	Directors with Significant Job Changes. Directors are to disclose to the Chairman of the Corporate Governance and Nominating Committee, with a copy to the Corporate Secretary, their current employment and to promptly notify the Corporate Secretary when the Director’s current employment changes. The Board believes that such changes may be reason for the Director to resign, and any Director who retires, is terminated from or otherwise changes his or her present employment, or who materially changes his or her position, should offer to resign from the Board. The Board will evaluate whether the Board should accept the resignation based on a review of whether the individual continues to satisfy the Board’s membership criteria in light of such circumstances and may accept or reject such resignation as it shall deem appropriate and in the best interests of the Company and its stockholders.

11.	Board Compensation. If requested, executive management reports periodically to the Compensation Committee on the status of the Director compensation practices in relation to other companies of comparable size, industry trends, the Company’s competitors and other relevant market/economic considerations. The Compensation Committee reports to the full Board on Director compensation practices from time to time. As part of a Director’s total compensation and to create a direct linkage with Company performance, the Board believes that a meaningful portion of a Director’s compensation should be stock-based compensation. Changes in Director compensation, if any, should come upon the recommendation of the Compensation Committee, but with full discussion and concurrence by the Board.

12.	Other Boards and Committees. Directors are to disclose to the Chairman of the Corporate Governance and Nominating Committee, with a copy to the Corporate Secretary, the other boards of directors and board committees on which the Director serves and to promptly notify the Corporate Secretary when the Director accepts an invitation to serve or ceases to serve on a board of directors or board committee. Without specific approval from the Board, no Director may serve on more than three public company boards (including the Company’s Board) and no member of the Audit Committee may serve on more than two public company audit committees (including the Company’s Audit Committee). In addition, Directors who also serve as CEOs or in equivalent positions generally should not serve on more than two public company boards, including the Company’s Board, in addition to their employer’s board. The Corporate Governance and Nominating Committee and the Board will take into account the nature of and time involved in a Director’s service on other boards and board committees in evaluating the suitability of individual Directors and making its recommendations to Company stockholders. Service on boards and/or committees of other organizations should be consistent with the Company’s conflict of interest policies.

B.	Board Meetings and Materials

1.	Scheduling of Board Meetings and Selection of Agenda Items. Board meetings will be scheduled in advance, and ordinarily regular meetings of the Board will be scheduled once each quarter at the Company’s principal executive offices. Directors are expected to attend all Board meetings and meetings of committees on which they serve and to spend the time needed to properly discharge their duties. The Chairman of the Board shall preside at all meetings of the Board. The Chief Executive Officer will have primary responsibility for preparing the agenda for each meeting and arranging for it to be sent in advance of the meeting to the Directors along with appropriate written information and background materials so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the materials. Each Board committee, and each individual Director, is encouraged to suggest items for inclusion on the agenda. The Board reserves authority to meet in executive sessions to discuss sensitive matters without distribution of written materials.

2.	Board Materials Distributed in Advance. Information and data is important to the Board’s understanding of the business and is essential to prepare Board members for productive meetings. The Company will endeavor to distribute presentation materials relevant to each meeting in writing to the Board sufficiently in advance of the meeting to permit meaningful review. Supplemental written materials may be provided to the Board on a periodic basis and at any time upon request of Board members. Sensitive subject matters may be discussed at the meeting without written materials being distributed in advance or at the meeting. In the event of a pressing need for the Board to meet on short notice, it is recognized that written materials may not be available in advance of the meeting. Executive management will make every effort to provide presentation materials that are brief and to the point, yet communicate the essential information.

3.	Board Presentations and Access to Executive Management. The Board encourages the Chief Executive Officer to schedule key members of the executive management team from time to time to present at Board meetings who can make presentations on or provide additional management insight into the items being discussed because of personal involvement in these areas and who are persons who management believes are senior level managers with high potential who should be given exposure to the Board. The Chief Executive Officer should request in advance of the Chairman of the Board or appropriate committee chairperson if he or she desires to schedule such presentations or add additional members of management as attendees on a regular basis. The Company’s executive management will afford each Board member with access to the Company’s employees, independent auditors, legal advisors and other professional advisors.

4.	Independent Director Sessions. The Board’s policy is to have only the independent Directors convene a session during each of the Board’s regularly scheduled meetings, or more frequently if circumstances warrant, without any executive or other non-independent Directors or any other employees present.

5.	Outside Advisors. The Board and each committee has the authority to engage and terminate outside legal, financial or other advisors or consultants as it may deem necessary or appropriate to assist the Board or committee in its work, including authority to approve such advisor’s or consultant’s fees and other retention terms, without consulting or obtaining the prior approval of any officer of the Company. Each committee will notify the Chairman of the Board and the Lead Director of any such action. Management of the Company will cooperate with any such engagement and will ensure that the Company provides adequate funding. The Compensation Committee has the authority to retain compensation consultants.

6.	Access to Employees and Facilities. The members of the Board may contact and meet with any of the Company’s employees and visit any of the Company’s facilities. Directors are expected to use their judgment to ensure any such meetings are not distracting to the Company’s business. Management shall, whenever requested, assist with arranging and facilitating such meetings and site visits.

C.	Board Committees

1.	Number and Structure of Committees. It is the policy of the Company that all material events, decisions and transactions be considered by the Board as a whole, except where specifically delegated to a Board committee. The current standing Board committees are the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The powers and responsibilities of each committee are set forth in each committee’s charter, which are available on the Company’s website at www.exar.com. From time to time the Board may provide for such other standing or special committees as may be necessary to carry out its responsibilities. The Board reserves oversight of risk management and has delegated certain risk oversight responsibility to the committees as follows: the Audit Committee oversees the Company’s risk assessment and risk management policies and processes as well as risks related to the financial statements and financial reporting process; the Compensation Committee oversees risks related to compensation matters; and the Corporate Governance and Nominating Committee oversees risks related to corporate governance matters.

2.	Committee Member Selection. The Board will designate the members and chairman of each committee, endeavoring to match the committee’s function and needs for expertise with individual skills and experience of the appointees to the committee. The Board considers a number of factors in determining committee membership, including an individual’s prior Board and committee performance and contributions. The membership of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee shall consist solely of independent Directors, which Directors shall also meet independence requirements of the Securities Exchange Act of 1934, NASDAQ Rule 5600 and any other regulatory authority applicable to such committees.

3.	Assignment and Rotation of Committee Members. Committee assignments and the designation of committee chairs should be based on the Director’s knowledge, interests and professional experiences. The Board does not favor mandatory rotation of committee assignments or chairs. The Board believes experience and continuity are more important than rotation. Board members and chairs should be rotated only if rotation is likely to improve committee performance.

4.	Frequency and Length of Committee Meetings. The frequency, length and agenda of meetings of each of the committees are determined by the chairman of the committee in consultation with appropriate members of executive management and the other Board members. The chairman of each of the various Board committees establishes the agenda for the meeting of his respective committee. Each of the Audit, Compensation and Corporate Governance and Nominating Committees generally has four regularly scheduled meetings each year. The Audit Committee also meets each quarter in connection with the Company’s earnings announcement. All committees meet as necessary to address matters expeditiously. Committee members are expected to be physically present at all meetings whenever practicable.

D.	Performance Evaluations; Succession Planning; Leadership Development

1.	Evaluation of Chief Executive Officer and Executive Officers. The non-employee Directors, as well as the Compensation Committee, meet annually in executive session to review the performance of the Chief Executive Officer as well as the other executive officers. The evaluation is led by the chairman of the Compensation Committee and is based on executive management performance criteria, including achievement of the Company’s short-term and long-term performance goals, individual contribution, vision and leadership, professional development, and relevant industry compensation surveys and best practices. The evaluation is used by the Compensation Committee in its consideration of the compensation of the Chief Executive Officer and other executive officers.

2.	Assessing Board and Board Committee Performance. The Corporate Governance and Nominating Committee is responsible for conducting periodic (at least annual) evaluations of the performance of the Board and each of its members. In addition, each committee is responsible for conducting (at least annual) performance evaluations. Evaluation results are reported to the Board. Any Director is free at any time to comment on the Board’s performance.

3.	Executive Management Development and Succession Planning. In light of the critical importance of executive leadership to the success of the Company, the Board will work with executive management to ensure that effective plans are in place for executive management succession and executive management development. As part of this process, the Chairman of the Board and Chief Executive Officer will review periodically the development and succession plans for executive management and other critical positions with the Corporate Governance and Nominating Committee, which has oversight of the succession planning process for executive management. In addition, the Chief Executive Officer will report at least annually to the full Board on executive management development and succession planning. The Board will evaluate potential successors to the Chief Executive Officer and certain other executive management positions.

4.	Director Orientation and Education. Upon appointment, new board members receive Director orientation materials, including presentations from executive management and Company policies. Each Director is expected to participate in continuing education programs in order to maintain the necessary level of expertise to perform his or her responsibilities. Management shall work with the chairman of the Corporate Governance and Nominating Committee as necessary to periodically provide materials that would assist Directors with their continuing education.

E.	Responsibilities of Directors

1.	Ethics. Our Directors should possess the highest personal and professional integrity and values, and be committed to representing the long-term interests of our stockholders. The Board expects all Directors to act ethically at all times and to abide by and acknowledge their adherence to the Company’s Code of Business Conduct and Ethics (the “Code”). The Board will evaluate any requested waiver of the Code or any ethics policy for any Director or executive officer. Any actual or potential violation of the Code shall be resolved in accordance with the procedures set forth in the Code.

2.	Conflicts of Interest. The Company will not make any personal loans or extensions of credit to Directors or executive officers. No non-management Director may provide personal services for compensation to the Company, other than in connection with serving as Director. If an actual or potential conflict of interest arises for a Director, the Director shall promptly inform the Chief Executive Officer and the Chairman of the Board. The Corporate Governance and Nominating Committee shall investigate, discuss and resolve any such conflicts. If a significant conflict exists and cannot be resolved, the Director should resign. All Directors will recuse themselves from any discussion or decision actually or potentially affecting their personal, business or professional interests. The Corporate Governance and Nominating Committee shall investigate, discuss and resolve any conflict of interest question involving the Chief Executive Officer, and the Chief Executive Officer shall investigate, discuss and resolve any conflict of interest issue involving any other member of executive management.

3.	Confidentiality. Pursuant to their fiduciary duties of loyalty and care, Directors are required to protect and hold confidential all non-public information obtained due to their directorship position absent the express permission of the Board to disclose such information. Accordingly, (i) no Director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company; and (ii) no Director shall disclose Confidential Information outside the Company, either during or after his or her service as a Director of the Company, except with prior written authorization of the Board or as may be otherwise required by law. “Confidential Information” is all non-public information entrusted to or obtained by a Director by reason of his or her position as a Director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as: (i) non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures; (ii) non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential; and (iii) non-public information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and Directors.

4.

Board Interaction with Individual Investors, Press, Customers, etc. The Chief Executive Officer and other designated members of management are responsible for establishing effective communications with the Company’s stakeholder groups, i.e., stockholders, employees, customers, communities, suppliers, creditors, governments and corporate partners. It is the Company’s policy that management speaks for the Company. This policy does not preclude outside Directors from meeting with stockholders or other constituencies from time to time, but Directors are to notify the Chief Executive Officer or Corporate Secretary prior to any such meeting.

5.	Attendance at Stockholder Meetings. Each Director is required to attend the Company’s annual meeting of stockholders, barring unusual circumstances.

6.	Non-Employee Director Stock Ownership Guidelines. To further align the interests of non-employee Directors and stockholders, each non-employee Director is required to own shares of the Company’s common stock. Director candidates who have agreed to stand for election by the stockholders or for appointment by the Company’s Board of Directors to fill a vacancy are asked to purchase a nominal number of shares of the Company’s Common Stock, either (i) before or within 30 days following appointment by the Company’s Board of Directors to fill a vacancy on the Company’s Board of Directors or (ii) upon a new candidate’s nomination by the Company’s Board of Directors to stand for election by the stockholders, as the case may be. Each Director will be expected to, within three years of becoming a Director, accumulate and thereafter continue to hold a minimum number of shares of the Company’s Common Stock. It is intended that Directors hold, through outright ownership and through the Company’s equity award grants, a meaningful number of shares of the Company’s Common Stock and that the guidelines be flexible in appropriate circumstances in order to avoid foreclosing the appointment of viable candidates for the Company’s Board of Directors.

F.	Responsibilities of Executive Management

1.	Executive Stock Ownership Guidelines. To further align the interests of executive management and stockholders, the Board may adopt share ownership guidelines for executive officers.

2.	Financial Reporting, Legal Compliance and Ethical Conduct. The Board’s governance and oversight functions do not relieve the Company’s executive management of the primary responsibility for preparing financial statements which accurately and fairly present the Company’s financial results and condition. Executive management shall maintain systems, procedures and a corporate culture that promote compliance with legal and regulatory requirements and the ethical conduct of the Company’s business.

G.	Other Matters

1.	Disclosure of Corporate Governance Principles. These Corporate Governance Principles will be made available on the Company’s website at www.exar.com.

2.

Communications with Directors. Stockholders that wish to communicate directly with the Board or one or more of its members concerning the affairs of the Company shall direct the communication in written correspondence by letter to Exar Corporation, attention Corporate Secretary, at the Company’s offices at 48720 Kato Road, Fremont, California 94538. When such communication is intended for individual members of the Board, the intended recipients shall be clearly indicated in bold type at the beginning of the letter. Alternatively, a stockholder may communicate with the non-employee members of the

Board via the Company’s Internet website at: www.exar.com. Concerns about questionable accounting or auditing matters or possible violations of the Company’s Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics, which is available on the Company’s website at www.exar.com.

3.	Review of Corporate Governance Documents. The Board will review the Company’s governing documents and these Corporate Governance Principles on a periodic (at least annual) basis.